Exhibit 99.1

WILSHIRE BANCORP, INC. CONTACT: Joanne Kim, President & CEO, 213-639-1843 Alex Ko, SVP & CFO, 213-427-6560 www.wilshirebank.com	15233 Ventura Blvd., Suite 1170 Sherman Oaks, CA 91403-2201 TEL 818-788-0010 NEWS RELEASE

Donald Byun Rejoins Wilshire Bancorp Board of Directors

LOS ANGELES (July 16, 2009) –   Wilshire Bancorp, Inc. (Nasdaq-GS: WIBC), the holding company for Wilshire State Bank, today announced that Donald D. Byun has been appointed to the Board of Directors of Wilshire Bancorp and Wilshire State Bank as a Class III director.  Mr. Byun was formerly a director of Wilshire Bancorp and Wilshire State Bank until his resignation for personal reasons in December 2007.

“We’re pleased to welcome Donald back to the Board, and we look forward to his wise counsel,” said Steven Koh, chairman of the board. “Given his previous service to the bank and his understanding of the financial services industry, we believe that he will be an excellent addition to the Board.”

Mr. Byun served on the Board of Directors of Wilshire Bancorp and Wilshire State Bank from August 2004 to December 2007.  In addition, he was an independent member of the Board of Directors of Pacific Union Bank from April 2000 to April 2004.  He is currently president of Jay Dee, Inc., an apparel manufacturer in Los Angeles.  Prior to that time, he was the president and chief executive officer of OTO Sportswear, Inc., a sportswear manufacturer, based in Gardena, California.

Mr. Byun holds a B.S. in economics from the Yonsei University College of Commerce and Economics in Seoul, Korea, and attended an MBA program at the University of Hawaii.

ABOUT THE COMPANY

Headquartered in Los Angeles, Wilshire State Bank operates 26 branch offices in California, Texas, New Jersey and New York, and five loan production offices in Dallas, Houston, Atlanta, Denver, and Annandale, VA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Globe Newswire at 6:45 p.m. EDT on July 16, 2009